Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020
POLYMEDICA ANNOUNCES ACQUISITION OF
NATIONAL DIABETIC PHARMACIES, INC.
Woburn, Massachusetts — (August 5, 2005) — PolyMedica Corporation (NASDAQ/NM: PLMD) announced today that it has agreed to acquire National Diabetic Pharmacies, Inc. in a transaction valued at approximately $55 million. The transaction, which is subject to Hart-Scott-Rodino approval, is expected to close in the fiscal second quarter ended September 30, 2005. The acquisition is expected to be neutral to mildly dilutive to PolyMedica’s earnings per share in fiscal 2006 and to be accretive in fiscal 2007 and beyond.
Commenting on the acquisition, Patrick Ryan, PolyMedica’s president and chief executive officer, said, “David Dixon and his team at National Diabetic Pharmacies will play an important role in our future growth plans. The company has established itself as the premier provider of diabetes products and disease management services to the commercial market, and more than half of their over 100,000 active patients have come from programs they have established with managed care organizations and employers. This transaction represents an important strategic step by the Company to expand into the commercial market. National Diabetic Pharmacies has a strong healthcare professional sales force that will allow Liberty to begin selling directly to healthcare professionals. In addition, this transaction expands our services into the insulin pump sector, adding an important service for our patients.”
David Dixon, chief executive officer of National Diabetic Pharmacies, Inc., added, “This transaction helps us to better serve our patients and our commercial customers. We are pleased to join an organization with which we share so much in common, including the same values, commitment to quality and assisting patients in taking control of their diabetes care. I have been an admirer of Liberty and their focus on the well-being of their patients for a long time, and I am excited about our future prospects.”
Headquartered in Salem, Virginia, National Diabetic Pharmacies, Inc. is a rapidly growing mail-order provider of diabetes supplies, prescription medications and related services.

PLMD Announces Acquisition of National Diabetic Pharmacies

August 5, 2005
About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 700,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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